STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement (this “Agreement”) dated October 3, 2016 (the “Effective Date”) is by and between Carson Holdings, LLC, a Utah limited liability company, with a mailing address for notice purposes of P.O. Box 2711 in Liverpool, New York 13090 (“Seller”), AmericaTowne, Inc., a Delaware corporation with a mailing address for notice purposes of 4700 Homewood Court, Suite 100 in Raleigh, North Carolina 27609 (“Buyer”) and EXA, Inc., a Florida corporation with a mailing address for notice purposes of P.O. Box 2711 in Liverpool, New York 13089 bearing federal taxpayer identification number of 65-1146582 (the “Company”). Seller, Buyer and Company are collectively referred to herein as the “Parties” or singularly as a “Party.”

WHEREAS, Seller owns 35,000,000 shares of common stock in the Company, par value $0.01, represented by Certificate No. 2105 (hereinafter, the “Shares”).

WHEREAS, Seller agrees to sell the Shares, and all rights, preferences and limitations thereto, if any, to Buyer, and the Company, in turn, approves the sale of the Shares as being in the best interests of the Company. Buyer agrees to purchase the Shares upon the terms and conditions of this Agreement;

WHEREAS, the Parties incorporate the following exhibits into this Agreement resulting in a fully integrated agreement under Delaware law:

Exhibit A Assignment Separate from Certificate

Exhibit B Consent of Seller

Exhibit C Consents of Board of Directors for Buyer

Exhibit D Consents in Lieu of Shareholder Meeting (Company)

Exhibit E Escrow Agreement

NOW, THEREFORE, in consideration of the premises and covenants contained herein, the Parties agree as follows:

1. Sale. Seller sells to Buyer and Buyer purchases from Seller the Shares for Seventy-Seven Thousand Dollars ($75,000.00)(the “Purchase Price”). The Purchase Price shall be released to Seller as set forth in the Escrow Agreement.

2. Delivery of Shares. The sale and transfer of the Shares will take place by or before October 15, 2016 (the “Closing Date”), unless otherwise agreed to by the Parties in writing. In the event the sale and transfer of the Shares does not occur by the Closing Date. The sale and transfer of the Shares shall be done in accordance with the Escrow Agreement.

3. Representations of Seller and Company. The Seller and Company make the following representations, jointly or separately as the case may be, upon which Buyer is relying and which shall survive closing:

A. Seller is the owner, free and clear of any encumbrances, security interests, pledges, liens, adverse claims, options, proxies, voting agreements or other interests, of all of the Shares delivered to the Buyer hereunder and that all such Shares have been validly issued and are fully paid.

B. Seller is a limited liability company duly organized, validly existing and in good standing under the laws of the State of New York in the United States of America, and the Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Florida.

C. The execution, delivery, and performance of this Agreement (i) does not and will not violate any provisions of law or any trust agreement applicable to Seller or Company (ii) does not and will not conflict with, result in the breach or termination of any provision of, or constitute a default under (in each case whether with or without the giving of notice or the lapse of time, or both) the Company’s Articles of Incorporation or Bylaws or any indenture, mortgage, lease, deed of trust; other instrument, contract, or agreement; or any order, judgment, arbitration award, or decree to which Seller or Company is a party or by which any of them or any of their respective assets and properties are bound; and (iii) does not and will not result in the creation of any encumbrance on any of the properties, assets, or business of Seller or Company.

D. No approval, authority, or consent of or filing by Seller or Company with, or notification to, any federal, state, or local court, authority, or governmental or regulatory body or agency, or any other corporation, limited liability company, partnership, individual, or other entity is necessary to authorize the execution and delivery of this Agreement or the consummation of the transactions contemplated by this Agreement.

E. That the Company has no subsidiaries, or any direct or indirect ownership interest in any other corporation, partnership, association, firm or business in any manner, unless otherwise disclosed herein.

F. The Seller has the power and authority to enter into and perform the terms of this Agreement, the execution and delivery of this Agreement has been duly authorized by the Seller, and this Agreement does constitute the valid and legally bind obligation of the Seller, enforceable in accordance with its terms.

G. There are no actions, suits, or proceedings pending or, to the actual knowledge of the Company or Seller threatened against or effecting the Company at law or in equity.

H. The Company has filed on a timely basis (within any applicable extension periods) all tax returns it is required to file under any applicable laws with respect to all taxes imposed on Company for the periods covered by such returns, except for the tax years 2014 and 2015 (the “Outstanding Returns”). The Company represents that a condition to Closing is the filing of the Outstanding Returns.

I. Company and Seller have duly approved and authorized the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, and no other corporate proceedings on the part of Company or Seller are necessary to approve and authorize the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

J. Neither Seller nor Company nor any other person acting on their respective behalves has at any time directly or indirectly used funds for any illegal purpose, including without limitation, the making of any improper political contribution, bribe or kickback.

K. Neither Seller nor Company has done anything to cause or incur any liability or obligation of Company for investment banking, brokerage, finders, agents or other fees, commissions, expenses or charges in connection with the negotiation, preparation, execution or performance of this Agreement or the consummation of the transactions contemplated hereby, and Seller or Company does not know of any claim by anyone for such a fee, commission, expense or charge.

4. Representations of Buyer. The Buyer makes the following representations upon which the Seller and the Company are relying and which shall survive closing:

A. Buyer has the power and authority to execute and deliver this Agreement, to perform his obligations hereunder and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by Buyer and constitutes a valid and binding instrument, enforceable in accordance with its terms.

B. The execution, delivery and performance of this Agreement is in compliance with and does not conflict with or result in a breach of or in violation of the terms, conditions or provisions of any agreement, mortgage, lease or other instrument or indenture to which Buyer is a party or by which Buyer is bound.

C. Buyer is purchasing the Purchased Shares solely for its own account for the purpose of investment and not with a view to, or for sale in connection with, any distribution of any portion thereof in violation of any applicable securities law.

5. Covenants and Agreements of the Parties. The Parties agree to the following covenants:

A. At any time after the execution of this Agreement, at a Party’s request and without further consideration, a Party will execute and deliver such other instruments and take such action as the other Party may reasonably deem necessary or desirable in order to achieve the objectives of this Agreement.

B. The Parties shall, in a timely, accurate and complete manner, take all necessary corporate and other action and use all reasonable efforts to obtain all consents, approvals, permits, licenses and amendments of agreements required of the Party to carry out the transactions contemplated in this Agreement.

6. Indemnification. The Parties agree to defend, indemnify and hold harmless the other Party and shall reimburse the other Party for, from and against each claim, loss, liability, cost and expense (including, without limitation, interest, penalties, costs of preparation and investigation, and the reasonable fees, disbursements and expenses of attorneys, accountants and other professional advisors), directly or indirectly relating to, resulting from or arising out of: (a) Any untrue representation, misrepresentation, breach of warranty or non-fulfilment of any covenant, undertaking, agreement or other obligation by or of the party contained herein; (b) Any acts and omissions of the Party; or (c) Any other losses incidental to any of the foregoing. Furthermore, Seller agrees that, to the extent any liability or claims becomes known after the Effective Date and such liability allegedly accrued prior to the Effective Date, Seller shall indemnify and hold Buyer harmless under this section and in the manner proscribed herein.

7. Survival of Representations. All representations, warranties, covenants, indemnities and agreements by the parties contained in this Agreement shall survive execution of this Agreement and any investigation at any time made by or on behalf of any Party hereto, shall expire on the second anniversary of the execution of this Agreement. The remedies provided herein shall be cumulative and shall not preclude the assertion by any party hereto of any other rights or the seeking of any other remedies against the other party hereto.

8. Miscellaneous. The Parties agree to the following miscellaneous provisions:

A. Binding Effect; Benefits; Assignment. All of the provisions of this Agreement will be binding upon, inure to the benefit of and be enforceable by and against that party and its successors and authorized assigns, except as otherwise expressly provided in this Agreement or for the provisions which are intended to be for the benefit of and will be enforceable by an indemnitee under Section 6. Nothing in this Agreement, express or implied, is intended to confer upon any person other than the signatories thereto any rights or remedies under or by reason of this Agreement. No Party will assign any of its rights or obligations under this Agreement to any other person without the prior written consent of the Parties to this Agreement and any such attempted or purported assignment will be null and void.

B. Entire Agreement. This Agreement and the exhibits to this Agreement set forth the entire agreement and understanding of the Parties in respect of the transactions contemplated by this Agreement, and supersede all prior contracts, term sheets, letters of intent, exclusivity agreements, and other arrangements and understandings relating to the subject matter hereof and thereof.

C. Amendment and Waiver. This Agreement may be amended, superseded or canceled, and any of its provisions may be waived, only by a written instrument executed by the Parties or, in the case of a waiver, by the party waiving compliance. The failure of any party at any time to require performance of any provision of this Agreement will in no manner affect the right of that party at a later time to enforce the same or a different provision. No waiver by any party of any condition or the breach of any provision of this Agreement, in any one or more instances, will be deemed to be or construed as a further or continuing waiver of the same or any other breach or provision of this Agreement.

D. Governing Law; Exclusive Jurisdiction. This Agreement will be governed by and construed in accordance with the law of the State of Delaware as applicable to contracts made and to be performed in the State of Delaware, without regard to conflicts of laws principles. The Parties hereby submit to the exclusive jurisdiction of the state or federal courts located in the County of New Castle, City of Wilmington, State of Delaware (United States of America) in respect of any proceeding related to or arising out of this Agreement, including any proceeding involving the interpretation or enforcement of the provisions within this Agreement, and the Parties hereby waive, and agree not to assert, any defense in any such action, suit or proceeding, that they are not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in such courts or that the Agreement may not be enforced in or by such courts or that their property is exempt or immune from execution, that such suit, action or proceeding is brought in an inconvenient forum, or that the venue of such suit, action or proceeding is improper.

E. Notices. All notices, requests, demands and other communications required or permitted to be given pursuant to this Agreement must be in writing and will be deemed to have been duly given on the day of delivery if delivered by hand, on the day of transmission if sent by facsimile or electronic mail with confirmation of receipt (or on the next business day if not sent on a business day), on the first business day following deposit with a nationally recognized overnight mail service, delivery charges prepaid, or on the third business day following first class mailing, with postage prepaid to the “Authorized Agent” for the addressees in the introductory paragraph. A Party may change its address, telephone number or facsimile number by prior written notice to the other party.

F. Counterparts. This Agreement may be executed by facsimile, digital or other electronic signature and in one or more counterparts, each of which will be deemed an original and together will constitute a single instrument.

G. Expenses. Except as otherwise expressly provided in this Agreement, each Party will pay its own expenses, costs and fees (including legal and other professional fees and costs) incurred in connection with the negotiation, preparation, execution and delivery of this Agreement.

H. Joint Drafting and Negotiation. The Parties agree that they have had an opportunity to participate in the drafting, preparation and negotiation of this Agreement. Each of the Parties expressly acknowledges such participation and negotiation in order to avoid the application of any rule construing contractual language against the drafter thereof and agrees that the provisions of this Agreement shall be construed without prejudice to the Party who actually memorialized this Agreement in final form. The Parties acknowledge that they have retained separate counsel for advice associated with this Agreement.

IN WITNESS WHEREOF, the Parties hereto have signed this Agreement on the Effective Date, even if their respective signatures were affixed to this Agreement at an earlier or later date.

CARSON HOLDINGS, LLC, a Utah

limited liability company,

Joseph J. Passalaqua

By: Joseph J. Passalaqua

Its: Authorized Member

AMERICATOWNE, INC., a Delaware

corporation,

Alton Perkins_________________________

By: Alton Perkins

Its: President

EXA, INC., a Florida corporation

Joseph J. Passalaqua

By: Joseph J. Passalaqua

Its: Authorized Member

EXHIBIT A

ASSIGNMENT SEPARATE FROM CERTIFICATE

FOR VALUE RECEIVED, the undersigned, as Seller of those “Shares” defined in the Stock Purchase Agreement between Carson Holdings, LLC, a Utah limited liability company, with a mailing address for notice purposes of P.O. Box 2711 in Liverpool, New York 13090 (“Seller”), AmericaTowne, Inc., a Delaware corporation with a mailing address for notice purposes of 4700 Homewood Court, Suite 100 in Raleigh, North Carolina 27609 (“Buyer”) and EXA, Inc., a Florida corporation with a mailing address for notice purposes of P.O. Box 2711 in Liverpool, New York 13089 bearing federal taxpayer identification number of 65-1146582 (the “Company”)(hereinafter, the “Stock Purchase Agreement”) hereby sells, assigns, transfers and conveys to Buyer the Shares for the consideration agreed upon in the Stock Purchase Agreement. This Assignment Separate from Certificate is executed in connection with and simultaneous with the closing under the Stock Purchase Agreement, which is incorporated herein by reference. This Assignment Separate from Certificate has been attached as Exhibit A to the Stock Purchase Agreement.

Dated: October 3, 2016

ASSIGNOR

Joseph J. Passalaqua

CARSON HOLDINGS, LLC, a Utah

limited liability company,

By: Joseph J. Passalaqua

Its: Authorized Member

I hereby accept this Assignment Separate from Certificate in reliance on those representations and warranties made by Assignor in the Stock Purchase Agreement.

AMERICATOWNE, INC., a Delaware

corporation,

Alton Perkins________________________

By: Alton Perkins

Its: President

Dated: October 3, 2016

EXHIBIT B

CONSENT OF MEMBER

(CARSON HOLDINGS, LLC)

NOW COMES the majority and controlling member of Carson Holdings, LLC, a Utah limited liability company (the “Company”), pursuant to the powers vested under the Company’s Operating Agreement and/or Articles of Organization, and hereby consents to the following action in lieu of a meeting:

RESOLVED that Joseph J. Passalaqua is hereby authorized to execute the Stock Purchase Agreement between AmericaTowne, Inc., a Delaware corporation, and EXA, Inc., a Florida corporation (the “Stock Purchase Agreement”), and to take any necessary action in facilitating the intent of the transaction under the Stock Purchase Agreement on behalf of the Company.

RESOLVED that Joseph J. Passalaqua is hereby authorized to transfer, convey and otherwise assign separate from certificate, the Company’s 35,000,000 shares of common stock in EXA, Inc., as being in the best interests of the Company.

RESOLVED that Joseph J. Passalaqua is hereby authorized to execute the Indemnification and Hold Harmless Agreement with AmericaTowne, Inc. regarding the 2014 and 2015 tax returns filed by EXA, Inc., as being in the best interests of the Company considering that such an agreement is additional consideration under the Stock Purchase Agreement.

Dated: October 3, 2016

Joseph J. Passalaqua

By: Joseph J. Passalaqua

Its: Authorized Member

EXHIBIT C

CONSENT OF BOARD OF DIRECTORS IN LIEU OF MEETING

(AMERICATOWNE, INC.)

NOW COMES the Chairman of the Board of Directors for AmericaTowne, Inc., a Delaware corporation (the “Corporation”), pursuant to the powers vested under the Corporation’s Bylaws and Articles of Incorporation, as amended, hereby consents to the following action in lieu of a meeting:

RESOLVED that Alton Perkins is authorized to execute the Stock Purchase Agreement, on behalf of the Corporation, for the purchase of 65,000,000 shares (the “Shares”) of issued and outstanding common stock in EXA, Inc., a Florida corporation (“EXA”), from Carson Holdings, LLC, a Utah limited liability company, and Joseph C. Passalaqua, as being in the best interests of the Corporation.

RESOLVED that Alton Perkins shall be appointed as the Corporation’s designee to serve on the Board of Directors for EXA upon conveyance of the Shares, and to take any corporate action he deems in the best interest of EXA and the Corporation, as majority shareholder, as allowed for under Florida and Delaware law, respectively.

Dated: October 3, 2016

Alton Perkins__________________________

By: Alton Perkins

Its: Chairman of the Board

EXHIBIT D

CONSENT OF SHAREHOLDERS IN LIEU OF MEETING

(EXA, INC.)

NOW COMES Carson Holdings, LLC, a Utah limited liability company (“Carson”), and Joseph C. Passalaqua (“Passalaqua”), as the majority and controlling shareholders of EXA, Inc., a Florida corporation (hereinafter, the “Company”), hereby consents to the following action in lieu of a meeting:

RESOLVED that Joseph J. Passalaqua, as the director and officer of the Company, is authorized to execute the Stock Purchase Agreement, on behalf of the Company, authorizing the sale of all issued and outstanding stock in the Company titled to Carson and Passalaqua to AmericaTowne, Inc., as being in the best interests of the Company.

RESOLVED that Joseph J. Passalaqua is further authorized to execute the Mutual Release Agreement with Cobalt Blue, LLC, a New York limited liability company, as being in the best interests of the Company.

RESOLVED that Joseph J. Passalaqua’s resignation as a director and officer concomitant with the closing on the Stock Purchase Agreement is hereby accepted and ratified as being in the best interests of the Company, and that concomitant with closing of the Stock Purchase Agreement, the shareholders in this consent appoint Alton Perkins to serve as the Company’s Chairman of the Board, and defer to Alton Perkins, as Chairman of the Board to appoint officers under the Bylaws.

Dated: October 3, 2016

CARSON HOLDINGS, LLC, a Utah

limited liability company,

Joseph J. Passalaqua Joseph C. Passalaqua

By: Joseph J. Passalaqua By: Joseph C. Passalaqua

Its: Authorized Member 30,000,000 Shares of Voting Stock

35,000,000 Shares of Voting Stock 35% of Issued and Outstanding

35% of Issued and Outstanding

EXHIBIT E

THE PARTIES INCORPORATE BY REFERENCE THE ESCROW AGREEMENT DATED SEPTEMBER 30, 2016 BETWEEN CARSON HOLDINGS, LLC, PASSALAQUA AND JONES & HALEY, P.C. (ESCROW AGENT).